Exhibit 5.1

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile
Toronto Montréal Calgary Ottawa Vancouver New York

May 21, 2025

TELUS International (Cda) Inc.

Floor 5, 510 West Georgia Street

Vancouver, British Columbia, Canada
V6B 0M3

Dear Sirs/Mesdames:

Re: Telus International (CDA) Inc. Stock Option Plan - Registration Statement on Form S-8

We have acted as Canadian counsel to TELUS International (Cda) Inc. (the “Corporation”), a company existing under the laws of British Colombia, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Corporation on or about May 21, 2025 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Corporation of up to 53,029,066 subordinate voting shares of the Corporation (the “Shares”) pursuant to the plan listed on the cover of the Registration Statement (the “Plan”).

We have examined: (a) the Registration Statement, (b) the Plan, and (c) the articles of the Corporation filed as Exhibit 99.1 to the Corporation’s Form 6-K filed on February 5, 2021. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

In expressing this opinion, we have relied upon certified copies of the resolutions of the board of directors of the Corporation dated March 7, 2025, and of the shareholders of the Corporation dated May 15, 2025. On the basis of the foregoing, we are of the opinion that, when the Shares are issued as contemplated in the Plan, including the receipt by the Corporation of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of British Colombia and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP